Exhibit 99.1

BED BATH & BEYOND INC. REPORTS RESULTS
FOR FISCAL SECOND QUARTER
  Net Earnings per Diluted Share of $1.16
  Quarterly Comparable Store Sales Increase by Approximately 3.7%
  Quarterly Net Sales Increase by Approximately 8.9%
  Modeling Fiscal Third Quarter 2013 Net Earnings per Diluted Share of Approximately $1.11 to $1.16
  Modeling Fiscal 2013 Net Earnings per Diluted Share to be Approximately $4.88 to $5.01

UNION, New Jersey, September 25, 2013 --- Bed Bath & Beyond Inc. today reported net earnings of $1.16 per diluted share ($249.3 million) in the fiscal second quarter ended August 31, 2013, an increase of approximately 18.4% versus net earnings of $0.98 per diluted share ($224.3 million) in the same quarter a year ago.  Net sales for the fiscal second quarter of 2013 were approximately $2.824 billion, an increase of approximately 8.9% from net sales of approximately $2.593 billion reported in the fiscal second quarter of 2012.  Comparable store sales in the fiscal second quarter of 2013 increased by approximately 3.7%, compared with an increase of approximately 3.5% in last year’s fiscal second quarter.

During the fiscal second quarter of 2013, the Company repurchased approximately $257 million of its common stock, representing approximately 3.5 million shares.  As of August 31, 2013, the remaining balance of the existing share repurchase program authorized in December 2012 was approximately $1.8 billion.

For the fiscal first half ended August 31, 2013, the Company reported net earnings of $2.09 per diluted share ($451.8 million), an increase of approximately 11.8% over net earnings of $1.87 per diluted share ($431.2 million) in the corresponding period a year ago.  Net sales for the fiscal first half of 2013 were approximately $5.436 billion, an increase of approximately 13.0% from net sales of approximately $4.811 billion in the corresponding period a year ago.  Comparable store sales for the fiscal first half of 2013 increased by approximately 3.5%, compared with an increase of approximately 3.3% in last year’s fiscal first half.

The Company is modeling net earnings per diluted share in 2013 to be approximately $1.11 to $1.16 for the fiscal third quarter, $1.70 to $1.77 for the fiscal fourth quarter, and to be approximately $4.88 to $5.01 for the full year, which will include Cost Plus, Inc. (“World Market”) and Linen Holdings for all of fiscal 2013.  The modeling of net earnings per diluted share is based upon a number of planning assumptions which will be described in the Company’s second quarter of fiscal 2013 conference call. Information regarding access to the call is available in the Investor Relations section of the Company’s website, www.bedbathandbeyond.com.

The accompanying consolidated financial information for fiscal 2013 includes the accounts of Linen Holdings and World Market from the beginning of the fiscal year and for fiscal 2012, includes the accounts of Linen Holdings since the date of its acquisition on June 1, 2012 and World Market since the date of its acquisition on June 29, 2012.  Linen Holdings is excluded from the comparable store sales calculations and will continue to be excluded on an ongoing basis as long as it does not meet the Company’s definition of comparable store sales.  World Market is excluded from the comparable store sales calculations through the end of the fiscal first half of 2013 and will be included beginning with the fiscal third quarter of 2013.

As of August 31, 2013, the Company had a total of 1,484 stores, including 1,009 Bed Bath & Beyond stores in all 50 states, the District of Columbia, Puerto Rico and Canada, 266 stores under the names of World Market, Cost Plus World Market or Cost Plus, 86 buybuy BABY stores, 74 stores under a combination of the names of Christmas Tree Shops or andThat!, and 49 stores under the names of Harmon or Harmon Face Values.  During the fiscal second quarter, the Company opened one Bed Bath & Beyond store, one Christmas Tree Shops store, three buybuy BABY stores and one Harmon Face Values store. Consolidated store space, net of openings and closings for all our concepts, as of August 31, 2013 was approximately 42.3 million square feet. Since the beginning of the fiscal third quarter of 2013 on September 1, 2013, one World Market store and two Bed Bath & Beyond stores have been opened.  In addition, the Company is a partner in a joint venture which operates three stores in the Mexico City market under the name Bed Bath & Beyond.

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Bed Bath & Beyond Inc. and subsidiaries (the “Company”) operates a chain of retail stores under the names of Bed Bath & Beyond, World Market, Cost Plus World Market, Cost Plus, Christmas Tree Shops, andThat!, Harmon, Harmon Face Values and buybuy BABY.  The Company is also a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.  Through its retail stores, the Company sells a wide assortment of domestics merchandise and home furnishings.  Domestics merchandise includes categories such as bed linens and related items, bath items and kitchen textiles.  Home furnishings include categories such as kitchen and tabletop items, fine tabletop, basic housewares, general home furnishings, consumables and certain juvenile products.  Additionally, the Company includes Linen Holdings, a provider of a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, food service, healthcare and other industries.  Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard and Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index.  The Company is counted among the Fortune 500 and the Forbes 2000.

This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment, consumer preferences and spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s expansion program; uncertainty in financial markets; disruptions to the Company’s information technology systems including but not limited to security breaches of the Company’s systems protecting consumer and employee information; reputational risk arising from the acts of third parties; changes to statutory, regulatory and legal requirements; new, or developments in existing, litigation, claims or assessments; changes to, or new, tax laws or interpretation of existing tax laws; changes to, or new, accounting standards including, without limitation, changes to lease accounting standards; and the integration of acquired businesses.  The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS:
Kenneth C. Frankel	(908) 855-4554
Eugene A. Castagna	(908) 855-4110

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended

	August 31,	August 25,	August 31,	August 25,
	2013	2012	2013	2012

Net sales	$2,823,672	$2,593,015	$5,435,812	$4,811,307

Cost of sales	1,710,188	1,560,346	3,289,357	2,891,439

Gross profit	1,113,484	1,032,669	2,146,455	1,919,868

Selling, general and administrative expenses	723,718	667,532	1,433,588	1,241,333

Operating profit	389,766	365,137	712,867	678,535

Interest (expense) income, net	(1,675)	269	(1,900)	(787)

Earnings before provision for income taxes	388,091	365,406	710,967	677,748

Provision for income taxes	138,787	141,076	259,173	246,582

Net earnings	$249,304	$224,330	$451,794	$431,166

Net earnings per share - Basic	$1.18	$0.99	$2.11	$1.89
Net earnings per share - Diluted	$1.16	$0.98	$2.09	$1.87

Weighted average shares outstanding - Basic	212,134	226,313	213,792	227,699
Weighted average shares outstanding - Diluted	214,697	229,308	216,516	230,995

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, unaudited)

	August 31, 2013	August 25, 2012

Assets

Current assets:
Cash and cash equivalents	$383,336	$744,465
Short term investment securities	455,579	164,261
Merchandise inventories	2,591,247	2,430,907
Other current assets	434,299	381,410

Total current assets	3,864,461	3,721,043

Long term investment securities	81,552	82,463
Property and equipment, net	1,477,336	1,403,520
Goodwill	486,279	471,393
Other assets	398,345	429,063

	$6,307,973	$6,107,482

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$1,033,709	$940,958
Accrued expenses and other current liabilities	389,689	422,736
Merchandise credit and gift card liabilities	264,281	233,458
Current income taxes payable	18,616	4,451

Total current liabilities	1,706,295	1,601,603

Deferred rent and other liabilities	493,199	485,485
Income taxes payable	81,767	100,298

Total liabilities	2,281,261	2,187,386

Total shareholders' equity	4,026,712	3,920,096

	$6,307,973	$6,107,482

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Six Months Ended

	August 31, 2013	August 25, 2012

Cash Flows from Operating Activities:

Net earnings	$451,794	$431,166
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	105,160	90,486
Stock-based compensation	28,439	23,805
Tax benefit from stock-based compensation	12,036	12,716
Deferred income taxes	(13,722)	(16,862)
Other	(666)	(517)
Increase in assets, net of effect of acquisitions:
Merchandise inventories	(125,033)	(163,100)
Trading investment securities	(5,696)	(2,305)
Other current assets	(46,977)	(11,478)
Other assets	(3,624)	(10,718)
Increase (decrease) in liabilities, net of effect of acquisitions:
Accounts payable	135,589	143,582
Accrued expenses and other current liabilities	(1,886)	13,074
Merchandise credit and gift card liabilities	12,800	18,865
Income taxes payable	(57,031)	(65,128)
Deferred rent and other liabilities	4,412	8,537

Net cash provided by operating activities	495,595	472,123

Cash Flows from Investing Activities:

Purchase of held-to-maturity investment securities	(652,342)	(281,130)
Redemption of held-to-maturity investment securities	646,875	881,249
Redemption of available-for-sale investment securities	-	8,525
Capital expenditures	(130,322)	(158,064)
Payment for acquisitions, net of cash acquired	-	(643,269)
Payment for acquisition of trademarks	-	(40,000)

Net cash used in investing activities	(135,789)	(232,689)

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	36,230	29,174
Excess tax benefit from stock-based compensation	3,590	3,776
Payment for credit facility assumed in acquisition	-	(25,511)
Repurchase of common stock, including fees	(581,261)	(505,574)

Net cash used in financing activities	(541,441)	(498,135)

Net decrease in cash and cash equivalents	(181,635)	(258,701)

Cash and cash equivalents:
Beginning of period	564,971	1,003,166
End of period	$383,336	$744,465